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Exhibit 99(a)(1)(iii)

To Our Stockholders:

        We have announced our plans to conduct a modified "Dutch Auction" tender offer in which we will purchase for cash up to 2,638,500 shares of our common stock, $0.01 par value per share, at a price not greater than $15.75 nor less than $13.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions described in the Offer to Purchase dated December 16, 2003 (the "Offer to Purchase"). Enclosed for your consideration are the Offer to Purchase and the related Letter of Transmittal (the "Letter of Transmittal") which, as amended or supplemented from time to time, together constitute the tender offer. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase. The description of the tender offer in this letter is only a summary and is qualified by all of the terms and conditions of the tender offer set forth in the Offer to Purchase and Letter of Transmittal.

        We will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will allow us to purchase 2,638,500 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not greater than $15.75 nor less than $13.00 per share. All shares properly tendered at or below the purchase price and not properly withdrawn will be purchased at the purchase price selected by us, subject to proration provisions. All shares acquired in the tender offer will be acquired at the same purchase price. We reserve the right, in our sole discretion, to purchase more than 2,638,500 shares in the tender offer, subject to applicable law. Shares tendered at prices greater than the purchase price and shares not purchased because of proration provisions will be returned to the tendering stockholders at our expense promptly after expiration of the tender offer. See Section 1 and Section 3 of the Offer to Purchase.

        If the number of shares properly tendered is less than or equal to 2,638,500 shares (or such greater number of shares as we may elect to purchase pursuant to the tender offer), we will purchase at the purchase price selected by us all shares so tendered.

        If at the expiration of the tender offer more than 2,638,500 shares (or any such greater number of shares as we may elect to purchase) are properly tendered at or below the purchase price, we will buy shares first, from all stockholders owning beneficially or of record an aggregate of fewer than 100 shares (an "odd lot holder") who properly tender all their shares at or below the purchase price selected by us; second, on a pro rata basis from all other stockholders who properly tender shares at or below the purchase price selected by us, subject to any conditional tenders; and third, if necessary to permit us to purchase 2,638,500 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered only shares subject to the condition that a specified minimum number of the holder's shares are purchased in the tender offer as described in Section 6 of the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. See Section 1 and Section 6 of the Offer to Purchase.

        The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

        Our directors have advised us that they will not tender any shares in the tender offer. We have been advised that only one of our executive officers will tender shares in the tender offer (3,000 shares of the 33,000 shares owned by such officer). See Section 11 of the Offer to Purchase.

        Please note the following:

          1.     You may tender your shares at prices not greater than $15.75 nor less than $13.00 per share, as indicated in the attached Letter of Transmittal, net to you in cash, without interest.

          2.     You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

          3.     The tender offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Tuesday, January 20, 2004, unless we extend the tender offer.

          4.     The tender offer is for 2,638,500 shares, constituting approximately 10.9% of the shares outstanding as of November 30, 2003. We have also entered into an agreement with certain of our stockholders to purchase at the final tender price a portion of their shares following the Successful Completion of the tender offer.

          5.     Tendering stockholders who are tendering shares held in their name or who tender their shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to us or the Dealer Manager, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on our purchase of shares under the tender offer.

          6.     If you wish to tender portions of your shares at different prices, you must complete and submit a separate Letter of Transmittal for each price at which you wish to tender each such portion of your shares.

          7.     If you are an "odd lot holder" and you tender all such shares at or below the purchase price before the expiration of the tender offer and check the box captioned "Odd Lots" on the accompanying Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery, we will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the purchase price and not properly withdrawn.

          8.     If you wish to condition your tender upon the purchase of all shares tendered or upon our purchase of a specified minimum number of the shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. Our purchase of shares from all tenders which are so conditioned will be determined by random lot. To elect such a condition complete the box entitled "Conditional Tender" in the accompanying Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery.

        YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THAT THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JANUARY 20, 2004, UNLESS THE TENDER OFFER IS EXTENDED.

        The tender offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of our common stock. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of our common stock residing in any jurisdiction in which the making of the tender offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

        On December 15, 2003, the last full trading day prior to the announcement of our intention to commence the tender offer, the last reported sale price of our shares on The Nasdaq National Market was $13.75 per share. Any stockholder whose shares are properly tendered directly to American Stock Transfer and Trust Company, the Depositary for the tender offer, and purchased in the tender offer, will not incur the usual transaction costs associated with open market sales. If you hold shares through a broker or bank, you should consult your broker or bank to determine whether any transaction costs are applicable. If you own fewer than 100 shares, the tender offer is an opportunity for you to sell your shares without having to pay "odd lot" discounts.

        If you have any questions regarding the tender offer or need assistance in tendering your shares, please contact Morgan Stanley & Co. Incorporated, the Dealer Manager for the tender offer, at (212) 761-5409 (call collect), or D. F. King & Co., Inc., the Information Agent for the tender offer, at (800) 848-3416 (toll-free).

Sincerely,

Michael T. DuBose,
Chairman of the Board,
President and Chief Executive Officer

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  Exhibit 99(a)(1)(iii)